Exhibit 4.1

WRITTEN CONSENT OF DIRECTORS
TO CORPORATE ACTION WITHOUT MEETING
BY COBALIS CORP.,
a Nevada Corporation

The undersigned are the only members of, and, therefore, constitute, the entire Board of Directors of Cobalis Corp., a Nevada corporation (“Corporation”), and hereby consent, by this writing, to take the following action, to adopt the following resolutions, and to transact the following business of this Corporation:
WHEREAS, the Board of Directors of this Corporation met on October 17, 2006 and found it in the best interests of this Corporation to approve the issuance of certain shares of its $.001 par value (“Shares”) to be issued as set forth on Exhibit A attached hereto, which are to be issued to the individuals indicated as payment for the following, at the rate of $0.95 per share, based on the closing market price on October 16, 2006: to employees in lieu of wages, Gerald Yakatan shall receive 190,789 shares for employee services rendered to the Corporation from May 15, 2006 through October 15, 2006 and 171,711 shares as an employee bonus; Chaslav Radovich shall receive 158,991 shares for employee services rendered to the Corporation from May 15, 2006 through October 15, 2006 and 143,092 shares as an employee bonus; Thomas Stankovich shall receive 63,596 shares for employee services rendered to the Corporation from August 1, 2006 through October 15, 2006 and 114,474 shares as an employee bonus; Ernest Armstrong shall receive 43,691 shares for employee services rendered to the Corporation from August 1, 2006 through October 15, 2006 and 51,872 shares as an employee bonus; Bojan Cosic shall receive 35,740 shares for employee services rendered to the Corporation from August 1, 2006 through October 15, 2006 and 48,890 shares as an employee bonus; Jennifer Padilla shall receive 17,803 shares as an employee bonus; Brian Connelly shall receive 71,546 shares for consultant services as an assistant to the Corporation’s chief executive officer with regard to corporate development; and Nenad Bogdanovic shall receive 1,500 shares for consultant services for providing website development services as set forth on Exhibit A, and that all these shares are to be registered pursuant to a Registration Statement on Form S-8;

RESOLVED, this Corporation believes that, in accordance with that resolution by the Board of Directors regarding the issuance of the Shares, it is in the best interests of the Corporation and its shareholders to cause to be prepared a Registration Statement on Form S-8, pursuant to which the Corporation undertakes to register those shares of the Corporation’s $.001 par value common stock, and that this Corporation shall therewith undertake the necessary actions to prepare and file with the Securities and Exchange Commission, a Registration Statement on Form S-8 and any required amendments for the registration of those Shares;

RESOLVED, FURTHER, that the Corporation shall issue and deliver to those individuals specified, in accordance with the underlying agreements pertaining thereto, the certificates representing shares of the Corporation’s $.001 par value common stock as noted; and, that these shareholders shall have all rights and privileges of shareholders of this Corporation, from this date forward, and that the shares so issued shall be fully paid and non-assessable, so that the consideration for such shares shall be the services received or to be rendered; and

RESOLVED, FURTHER, the officers of this Corporation be, and hereby are, authorized, empowered and directed to take any and all action and shall enter into, execute and deliver any and all documents which those officers determine are necessary or appropriate to effectuate and carry out the intents and purposes of the resolutions specified in this Consent.

THIS CONSENT is executed pursuant to the provisions of Section 78.315 of the Nevada Revised Statutes in accordance with the By-Laws of the Corporation and is to be filed with the minutes of proceedings of the Board of Directors of this Corporation.

Dated: October 17, 2006	/s/ Chaslav Radovich
Chaslav Radovich, Director

Dated: October 17, 2006	/s/ Kevin Prendiville
Kevin Prendiville, Director

Dated: October 17, 2006	/s/ Radul Radovich
Radul Radovich, Director

Dated: October 17, 2006	/s/ Lawrence May
Lawrence May, Director

Dated: October 17, 2006	/s/ Ernest Armstrong
Ernest Armstrong, Director

Dated: October 17, 2006	/s/ Gerald Yakatan
Gerald Yakatan, Director

Exhibit A

Recipient	Shares	Services
Gerald Yakatan	362,500	Wages and Bonus
Chaslav Radovich	302,083	Wages and Bonus
Thomas Stankovich	178,070	Wages and Bonus
Ernest Armstrong	95,563	Wages and Bonus
Bojan Cosic	84,630	Wages and Bonus
Jennifer Padilla	17,803	Employee Bonus
Brian Connelly	71,546	Corporate development services
Nenad Bogdanovic	1,500	Website maintenance
Total Shares:	1,113,695

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